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                                                                   EXHIBIT 99
                                                                PRESS RELEASE

                 RURAL CELLULAR CORPORATION ANNOUNCE OFFERINGS OF
                SUBORDINATED NOTES AND EXCHANGEABLE PREFERRED STOCK


Alexandria, Minnesota--April 27, 1998--Rural Cellular Corporation [NASDAQ NMS:
RCCC] today announced that it will be offering $125 million of Senior Subordinated Notes and $100 million of Senior Exchangeable Preferred Stock. The net proceeds from the sale of the notes will be used to finance the acquisition of Atlantic Cellular Company, L.P. and Western Maine Cellular, Inc. The net proceeds from the sale of the preferred stock will be used to pay down existing debt. The Company said that completion of the notes and exchangeable preferred stock offerings are subject to market conditions.

The Company provides wireless communication services through its ownership, operation and management of cellular, paging and Personal Communications Services systems. These systems are concentrated in the Upper Midwest and New England regions of the United States.

The securities have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause the Company not to issue the above-mentioned securities, including the impact of changing economic or business conditions, unfavorable interest rates and other risk factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

For further information, contact:

Ann Elliott
Manager, Corporate Communications
Rural Cellular Corporation
(320) 808-2104